Exhibit 99.1
FOR IMMEDIATE RELEASE
CLEARWIRE NAMES WIRELESS TECHNOLOGY VETERAN
JOHN SAW AS CHIEF TECHNOLOGY OFFICER
Company Announces Nick Kauser Retiring as CTO
KIRKLAND, Wash. — July 26, 2007 - Clearwire Corporation (NASDAQ: CLWR) today announced the promotion of Dr. John Saw, PhD to chief technology officer (CTO) and the retirement of Nick Kauser, the company’s current CTO effective Aug. 1, 2007. Saw who served as vice president of Engineering since the company was founded in 2003, brings nearly 20 years of experience developing wireless networks and architectures. Kauser, who co-founded the company with Clearwire chairman Craig McCaw, will remain on the company’s board of directors.
“John is truly a visionary when it comes to wireless broadband networks,” said Ben Wolff, Clearwire chief executive officer. “His innovative spirit and wealth of knowledge of wireless broadband networks will be invaluable as Clearwire continues to evolve and innovate in wireless broadband.”
Wolff also added Clearwire’s growing success can be attributed to Kauser’s contributions to the company as one of the early pioneers of the wireless industry. “We’re extremely grateful for the leadership and guidance Nick has provided over the years and are fortunate to be able to keep drawing from his wisdom as a member of our board. Clearwire has and will continue to benefit from his foresight in realizing the potential impact of a personal broadband network that is always on and always with the person.”
Saw served as vice president of Engineering for Clearwire since the company was founded in 2003. He was the chief architect in laying the foundation for Clearwire’s network. Prior to Clearwire, he was senior vice president and general manager of Fixed Wireless Access at Netro Corp (now SR Telecom) where he initiated the rollout of Netro’s broadband wireless product in Europe. Saw also first worked with Kauser when he served as chief engineer and vice
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president of Engineering at AT&T Wireless (now AT&T Inc.) and Kauser was CTO. At AT&T Wireless, Saw was instrumental in the development and rollout of the company’s digital broadband wireless service, one of the earliest OFDM-based wireless systems deployed and foreshadowed the subsequent development of the WiMAX 802.16 standards. Prior to joining AT&T Wireless, he spent 9 years in various leadership positions at Nortel where he was involved in the development of TDMA, GSM,CDMA and fixed wireless cellular infrastructure and microwave radio products.
Saw holds a PhD in electrical engineering and his dissertation on low loss surface acoustic wave (SAW) devices is recognized as pioneering work that has enabled a new generation of lower loss RF filtering and signal processing elements used in many wireless devices today. Saw also holds five U.S. patents in wireless technologies.
About Clearwire
Clearwire, founded in October 2003 by Craig O. McCaw, is a provider of simple, portable and reliable wireless high-speed Internet service. Headquartered in Kirkland, Wash., the company launched its first market in August 2004 and now offers service in 40 markets in more than 400 municipalities in 13 states across the U.S. Clearwire’s international markets include Ireland and Belgium, and the company also offers wireless high-speed Internet services in Mexico and Denmark through its partners, MVS Net and Danske Telecom. For more information, visit www.clearwire.com.
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Contact:
Helen Chung
Clearwire
425-216-4551
helen.chung@clearwire.com